                              CONFIRMING STATEMENT

This Statement confirms that the undersigned, Curtis Brown, has authorized and designated Julie Jacobs, Damien Atkins, Erin Tulk, Marie Amerasinghe and Uche
Ndumele to execute and file on the undersigned's behalf all Forms 3, 4, and 5
(including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of AOL Inc. The authority of Julie Jacobs, Damien Atkins, Erin Tulk, Marie Amerasinghe and Uche
Ndumele under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of AOL Inc., unless earlier revoked in writing. The undersigned acknowledges that Julie Jacobs, Damien Atkins, Erin Tulk, Marie
Amerasinghe and Uche Ndumele are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of
1934.

                                                  By:   /s/ Curtis Brown
                                                  ------------------------------
                                                  Name: Curtis Brown

                                                  Date: December 5, 2012